CEVA, INC. ANNOUNCES DIVESTMENT OF ITS GPS TECHNOLOGY AND PRODUCT LINE

CEVA divests its GPS technology to a new fabless GPS company, GloNav infused with $16.2 million of VC funding; CEVA holds 19.9% equity stake in new company

SAN JOSE, Calif. - June 27, 2006 - CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of digital signal processor (DSP) cores, multimedia, Global Positioning System (GPS) and storage platforms to the semiconductor industry, today announced the divestment of its GPS technology and associated product line to a new U.S.-based fabless company, GloNav in return for an equity ownership of 19.9% in GloNav on a fully diluted basis. The new company also has licensed the CEVA-TeakLite DSP core for the development of its GPS chipsets. GloNav concurrently acquired the radio frequency (RF) technology, assets and team of RFDomus Inc., a U.S.-based company.

GloNav is financially backed by Atlantic Bridge Ventures, a European-based venture capital firm, which has made an investment of $16.2 million. GloNav, with the capital infusion from Atlantic Bridge Ventures, is well positioned as a fabless GPS company to leverage both CEVA’s leading GPS technology, competency and customer base, and RFDomus’s advanced RF technology to exploit opportunities in the GPS market.

CEVA believes that the increased use of GPS technology in Personal Navigation Devices (PND) and cellular handsets has been largely driven by the development of low-cost, highly-integrated GPS chipsets. This growth has not been reflected in licensing revenues of GPS technologies, which represents the primary focus of CEVA’s IP (Intellectual property) business.

“In the past few months, we analyzed the future market trends for GPS technology. Our research indicated that although the GPS chipset market is growing, the GPS IP licensing market will develop at a slower pace than we had anticipated” said Gideon Wertheizer, CEO of CEVA. ”The transaction announced today will allow us to concentrate our efforts on building a profitable IP licensing company while maintaining our ability to benefit from the growing GPS chipset market through our equity holding in GloNav.”

CEVA will continue to promote its CEVA-TeakLite DSP core to power GPS IP-based solutions for new GloNav customers looking to integrate GPS functionality into cellular handsets and personal navigation devices. Also, under the terms of the agreement, GloNav has licensed the CEVA-TeakLite DSP core and will pay royalties to CEVA based on its future GPS chip sales.

Yaniv Arieli, CFO of CEVA, stated: “The investment in GloNav will be recorded as a financial asset. The resulting gain from divestment of CEVA’s GPS technology and associated product line offset by impairment of GPS assets and goodwill, as well as other associated transaction costs, will be recorded in the stockholders’ equity. We currently anticipate that divestment of the GPS technology and associated product line will result in quarterly operating cost savings of approximately $700,000.”

Brian Long, a director of CEVA, is a managing partner of Atlantic Bridge Ventures. In view of Mr. Long’s role in Atlantic Bridge Ventures and the VC firm’s financial investment in GloNav, Mr. Long resigned from the CEVA board of directors, effective June 23, 2006, the closing date of the transaction. Peter McManamon, Chairman of the Board, added, “On behalf of all members of the board, we want to thank Brian for his service and contribution to the board.”

Forward-Looking Statements
This press release contains forward-looking statements and assumptions that if they prove incorrect could cause CEVA’s financial results to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the growth of the GPS chipset market, the slow development of the GPS IP licensing market, GloNav’s ability to exploit opportunities in the GPS market, Mr. Wertheizer’s statements about CEVA’s ability to benefit from the growing GPS chipset market through its investment in GloNav and Mr. Arieli’s statements about the quarterly operating cost savings, associated with the divestment. The risks and uncertainties include: the failure of the GPS chipset market to grow as anticipated or alternatively CEVA’s miscalculation that the GPS IP licensing market will not develop as quickly as anticipated; GloNav’s inability to capitalize on GPS market opportunities and compete effectively with a large number of existing GPS companies; the failure of existing GPS customers to generate any future royalty revenues for CEVA; the failure of CEVA’s anticipated operating cost savings associated with the divestment to materialize and other risks described from time to time in CEVA's Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or assumptions, which speak as of their respective dates.

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is the leading licensor of digital signal processor (DSP) cores, multimedia and storage platforms to the semiconductor industry. CEVA licenses a family of programmable DSP cores, associated SoC system platforms and a portfolio of application platforms including multimedia, audio, Voice over Packet (VoP), Bluetooth, Serial Attached SCSI and Serial ATA (SATA). In 2005, CEVA's IP was shipped in over 130 million devices. For more information visit www.ceva-dsp.com

About Atlantic Bridge Ventures
Atlantic Bridge Ventures is a European based venture capital firm with offices in Dublin and London and focused primarily on providing funding to exceptional companies who possess core, enabling technology with potential for significant impact on global markets. The company is focused on making technology investments in semiconductors and software across Europe with a strong focus on US transatlantic business. For more information visit www.abven.com

For more information, contact:

CEVA Investor Relations Yaniv Arieli CFO +1 408.514.2941 yaniv.arieli@ceva-dsp.com	CEVA Corporate Communications Richard Kingston Director, Marketing +1 408.514.2976 richard.kingston@ceva-dsp.com

Atlantic Bridge Ventures Brian Long Managing Partner +353 1.603.4450 brian@abven.com